Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN AIRLINES GROUP INC.

June 13, 2018

The undersigned duly authorized officer of American Airlines Group Inc., a Delaware corporation, hereby certifies the following:

1. The name of the corporation is American Airlines Group Inc. (the “Corporation”). The Corporation was originally incorporated under the name AA Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 16, 1982. On March 10, 1982, the name of the Corporation was changed to AMR Corporation. On December 9, 2013, in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), the Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation. On December 9, 2013, in accordance with Sections 242 and 303 of the DGCL, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which amendment changed the name of the Corporation to American Airlines Group Inc. (and effected conforming changes). On December 9, 2013, in accordance with Sections 245 and 303 of the DGCL, the Corporation filed with the Secretary of State of the State of Delaware a Restated Certificate of Incorporation, which integrated the Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation.

2. The following amendment to the Restated Certificate of Incorporation is hereby adopted:

The second and third sentences of Article VIII shall be deleted in their entirety and replaced with the following:

Unless otherwise required by law, special meetings of the stockholders for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors, (ii) by the Board of Directors, (iii) by the Chief Executive Officer, or (iv) by the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Corporation determined in accordance with the provisions of the Corporation’s Bylaws and who otherwise comply with such other requirements and procedures set forth in the Corporation’s Bylaws, as now or hereinafter in effect.

3. This Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 of the DGCL.

4. This Certificate of Amendment of the Restated Certificate of Incorporation shall become effective immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf on this 13th day of June, 2018.

AMERICAN AIRLINES GROUP INC.

By:	/s/ Kenneth W. Wimberly
Name: Kenneth W. Wimberly
Title: Vice President

2